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10.47
                               AMENDMENT TO THE
                           DIGITAL SOUND CORPORATION
                         EMPLOYEE STOCK PURCHASE PLAN

              Approved by the Board of Directors on April 4, 1997

                  Approved by the Shareholders on May 23, 1997

Section 25 of the Digital Sound Corporation Employee Stock Purchase Plan (the "Plan") provides that the Board of Directors of Digital Sound Corporation (the "Company") may amend the Plan to increase the number of shares that may be issued under the Plan, provided that the shareholders of the Company approve such amendment in accordance with Section 21 of the Plan at or before the next annual meeting of the Company's shareholders. In accordance with such Section 21, the Board of Directors has determined (after consultation with the Company's legal counsel as required by such Section 21) that approval by the affirmative vote of the holders of a majority of the outstanding shares of the Company present or represented and entitled to vote at the annual meeting of the Company's shareholders to be held on May 23, 1997 would constitute shareholder approval of such an amendment and would not adversely affect the qualification of the Plan under Section 423 of the Internal Revenue Code or Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended. Pursuant to such Section 25, the Board of Directors therefore hereby amends the Plan as follows, subject to such shareholder approval:

     The penultimate sentence of Section 1 of the Plan is hereby amended to read in its entirety as follows:

          A total of 2,000,000 shares of Common Stock are reserved for issuance under the Plan.